AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

This Amendment to the Investment Management Agreement, dated as of October 1, 2005, is entered into by and between Smith
Barney Investment Funds Inc. (the "Company"), on behalf of
its series, Smith Barney Multiple Discipline Funds
Balanced All Cap Growth and Value Fund (the "Fund") and Smith
Barney Fund Management LLC (the "Manager").
WHEREAS, the Company, on behalf of the Fund, and the Manager have entered into an Investment Management Agreement, dated
as of July 16, 2004 (as amended, the "Agreement").  Defined
terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement; and
WHEREAS, the Board of Directors of the Company [and the Fund]
has voted to decrease the compensation payable under the Agreement;
and
WHEREAS, the Company, on behalf of the Fund, and the Manager desire to amend the Agreement to reflect the decreased advisory fee; NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	Section 6 of the Agreement is deleted in its entirety and
replaced with the following:
	6.	Compensation.  In consideration of the services
rendered pursuant to this Agreement, the Fund will pay the Manager on the first business day of each month a fee for the previous month at an annual rate according to the following schedule:
Average Daily Net Assets			Rate of Advisory Fee

First $ 1 billion  . . . . . . . . . . . . . .  	0.750%
Next $ 1 billion  . . . . . . . . . . . . . . . . . . .	0.725%
Next $ 3 billion  . . . . . . . . . . . . . . . . . . .0.700%
Next $ 5 billion  . . . . . . . . . . . . . . . . . . .	0.675%
Over $10 billion . . . . . . . . . . . . . . . . . . . .0.650%

Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  For the purpose of determining fees payable to the Manager, the value of the
Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the SAI, as from time to time in effect.
2.	Except as amended herein, all the provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment to the Agreement as of
October 1, 2005.
SMITH BARNEY FUND MANAGEMENT LLC     SMITH BARNEY INVESTMENT FUNDS INC

By: ____________________________	By: ____________________________
	Name: R. Jay Gerken	        Name: R. Jay Gerken
Title:  Chairman, President and Chief	Title:  Chairman of the Board,President
	    Executive Officer	           and Chief Executive Officer